PAGE 1
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                        IDS Bond Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                                 Signature  IDS Bond Fund, Inc.
                                            (Name of Registrant)



                                 By /s/ Leslie L. Ogg
                                        Leslie L. Ogg
                                        Vice President, General
                                        Counsel and Secretary


Attest: /s/ Valeda A. Bindord
            Valeda A. Binford

            Asst. Secretary

PAGE 2
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                      IDS Discovery Fund, Inc.
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                              Signature  IDS Discovery Fund, Inc.
                                           (Name of Registrant)



                              By /s/ Leslie L. Ogg
                                     Leslie L. Ogg
                                     Vice President, General
                                     Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 3
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                   IDS Equity Select Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                           Signature  IDS Equity Select Fund, Inc.
                                          (Name of Registrant)



                           By /s/ Leslie L. Ogg
                                  Leslie L. Ogg
                                  Vice President, General
                                  Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 4
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                    IDS Extra Income Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                            Signature  IDS Extra Income Fund, Inc.
                                          (Name of Registrant)



                            By /s/ Leslie L. Ogg
                                   Leslie L. Ogg
                                   Vice President, General
                                   Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 5
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                   IDS Federal Income Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                          Signature  IDS Federal Income Fund, Inc.
                                         (Name of Registrant)



                          By /s/ Leslie L. Ogg
                                 Leslie L. Ogg
                                 Vice President, General
                                 Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 6
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                      IDS Global Series, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company, on behalf of each underlying series, hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                              Signature  IDS Global Series, Inc.
                                           (Name of Registrant)



                              By /s/ Leslie L. Ogg
                                     Leslie L. Ogg
                                     Vice President, General
                                     Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 7
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                       IDS Growth Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                                 Signature  IDS Growth Fund, Inc.
                                             (Name of Registrant)



                                 By /s/ Leslie L. Ogg
                                        Leslie L. Ogg
                                        Vice President, General
                                        Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 8
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                IDS High Yield Tax-Exempt Fund, Inc.
                      Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                  Signature  IDS High Yield Tax-Exempt Fund, Inc.
                                      (Name of Registrant)



                  By /s/ Leslie L. Ogg
                         Leslie L. Ogg
                         Vice President, General
                         Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 9
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                    IDS International Fund, Inc.
                     Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                          Signature  IDS International Fund, Inc.
                                         (Name of Registrant)



                          By /s/ Leslie L. Ogg
                                 Leslie L. Ogg
                                 Vice President, General
                                 Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary

PAGE 10
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1 UNDER THE
                  INVESTMENT COMPANY ACT OF 1940



                   IDS Investment Series, Inc.
                    Exact Name of Registrant


                     NOTIFICATION OF ELECTION

      The undersigned registered open-end investment company, on behalf of each underlying series, hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.


                             SIGNATURE

      Pursuant to the requirements of Rule 18f-1 under the
Investment Company Act of 1940, the registrant has caused this notification of election to be duly executed on its behalf in the city of Minneapolis and the state of Minnesota on the  16th  day of
  November    , 1995.



                           Signature  IDS Investment Series, Inc.
                                         (Name of Registrant)



                           By /s/ Leslie L. Ogg
                                  Leslie L. Ogg
                                  Vice President, General
                                  Counsel and Secretary


Attest: /s/ Valeda A. Binford
            Valeda A. Binford

           Asst. Secretary